EXHIBIT 99

AGREEMENT REGARDING JOINT FILING

OF STATEMENT ON SCHEDULE 13D OR 13G

The undersigned agree to file jointly with the Securities and Exchange Commission (the “SEC”) any and all statements on Schedule 13D or Schedule 13G or Forms 3, 4 or 5(and any amendments or supplements thereto) required under section 13(d) and 16(a) of the Securities Exchange Act of 1934, as amended, in connection with purchases by the undersigned of the securities of any issuer. For that purpose, the undersigned hereby constitute and appoint One Fin Capital Management LP, a Delaware limited partnership, as their true and lawful agent and attorney-in-fact, with full power and authority for and on behalf of the undersigned to prepare or cause to be prepared, sign, file with the SEC and furnish to any other person all certificates, instruments, agreements and documents necessary to comply with section 13(d) and section 16(a) of the Securities Exchange Act of 1934, as amended, in connection with said purchases, and to do and perform every act necessary and proper to be done incident to the exercise of the foregoing power, as fully as the undersigned might or could do if personally present.

Dated: January 13, 2026

ONE FIN CAPITAL MANAGEMENT LP By: /s/ MayKao Y. Manisone MayKao Y. Manisone Chief Compliance Officer
ONE FIN CAPITAL MASTER FUND LP By: One Fin Capital GP LLC, General Partner By: /s/ MayKao Y. Manisone MayKao Y. Manisone Chief Compliance Officer
ONE FIN CAPITAL GP LLC By: /s/ MayKao Y. Manisone MayKao Y. Manisone Chief Compliance Officer
/s/ David MacKnight David MacKnight